Exhibit 3.1

THE COMPANIES LAW

EXEMPTED COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

CHINA SUNERGY CO., LTD.

(as adopted by special resolution passed on April     , 2007)

1.	NAME

The name of the Company is China Sunergy Co., Ltd.

2.	REGISTERED OFFICE

The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies.

3.	OBJECTS

Subject to the following provisions of this Amended and Restated Memorandum of Association (the “Memorandum”), the objects for which the Company is established are unrestricted.

4.	POWERS

Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Act.

5.	NO BUSINESS WITHIN CAYMAN ISLANDS

Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	CONTRACT SIGNING IN CAYMAN ISLANDS

The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	LIMITATION OF LIABILITY

The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	AUTHORISED CAPITAL

The authorized capital of the Company is US$50,000.00 consists of 500,000,000 shares of US$0.0001 each.

9.	CLASSES, NUMBER AND PAR VALUE OF SHARES

9.1	The Company is authorized to issue a maximum of 500,000,000 Shares of four classes as follows:

(a)	12,847,300 Series A Shares of US$0.0001 par value each;

(b)	23,905,100 Series B Shares of US$0.0001 par value each;

(c)	6,901,000 Series C Shares of US$0.0001 par value each; and

(d)	456,346,600 Ordinary Shares of US$0.0001 par value each.

9.2	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

9.3	Shares may be issued in one or more series of Shares as the Directors may by Resolution of Directors determine from time to time.

10.	DESIGNATIONS, POWERS, PREFERENCES, ETC OF SHARES

10.1	DEFINITIONS AND INTERPRETATION

In this Memorandum of Association and the Articles of Association, if not inconsistent with the subject or context:

“Act”	means the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands.

“Affiliate”	of a Person (the “Subject Person”) means (i) in the case of a natural person, any other person that is directly or indirectly controlled by such Subject Person or is a spouse, parent, grandparent, child or grandchild of the Subject Person and (ii) in the case of a Subject Person other than a natural person, any other Person directly or indirectly controlling, controlled by or under common control with the Subject Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes (a) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such Person, (b) possession directly or indirectly of 50% or more of the voting power of such Person or (c) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Appraiser”	means an independent appraiser designated by the Board and approved by the Majority Series C Holders, the Majority Series B Holders and the Majority Series A Holders in each case in their reasonable discretion.

“Articles”	means the Articles of Association of the Company adopted by the Company from time to time.

“Associate”	has the meaning attributed to such term in Section 1.01 of Chapter 1 of the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited.
“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board”	means the Board of Directors of the Company.

“BVI Subsidiary”	means China Sunergy Co., Ltd., a business company incorporated in the British Virgin Islands.

“Business”	means the manufacture of photovoltaic cells.

“Business Day”	means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York, the Cayman Islands or the PRC are authorized or required by law or executive order to close.

“CEF”	means China Environment Fund 2004, LP, a limited partnership registered in the Cayman Islands, with its registered address at P.O. Box 908GT, George Town, Grand Cayman, the Cayman Islands.

“Chairman of the Board”	has the meaning specified in Regulation 10.10(d).

“Charter Documents”	means the Memorandum of Association and Articles of Association of the Company.

“Commission”	means the United States Securities and Exchange Commission.

“Company”	means the above-named Company.

“CS”	means Credit Suisse Private Equity Partners Asia, L.P., a limited partnership registered in the Cayman Islands, with its registered address at c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, S. Church Street, George Town, Grand Cayman, Cayman Islands.

“Current Market Price”	per share of Share Capital of any Person means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b), (c) or (d) of the definition thereof of such Share Capital during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Share Capital is not then listed or admitted to trading or quoted on any internationally recognized securities exchange or over-the-counter market, then the Market Price under clause (e) of the definition thereof on such date.

“Directors”	means the directors for the time being of the Company.

“EIL”	means Exuberance Investment Limited, a company organized and existing under the laws of the BVI, with its registered address at P.O. Box 173, Kingston Chambers, Road Town, Tortola, the BVI, owned by China Harvest Fund, L.P., a Cayman Islands exempted limited partnership, whose general partner is China Renaissance Capital Investment, L.P., a Cayman Islands

exempted limited partnership, and whose manager is China Renaissance Capital Investment Inc., a Cayman Islands exempted limited company.

“Eligible Person”	means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons.

“Encumbrance”	means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any person and (iv) any adverse claim as to title, possession or use.

“Equity Securities”	means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such person).

“Excluded Transaction”	means any issuance of Ordinary Shares (i) upon the conversion of Preferred Shares, (ii) as a dividend on Preferred Shares or (iii) upon conversion, exchange or exercise of any Equity Securities.

“Financial Year”	means the financial year of the Company, which ends on December 31.

“Financing Expenses”	means all reasonable attorneys fees, accountants fees, underwriters fees and other expenses incurred by the Company in preparation for (i) the sale of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares and (ii) public offerings of the Company’s Equity Securities.

“IFRS”	means the International Financial Reporting Standards and interpretations thereof approved by the International Accounting Standards Board, including International Accounting Standards and interpretations thereof.

“Founder”	means Lu Tingxiu, Huang Yingchun, Zhao Jianhua, Zhang Fengming and Wang Aihua.

“Founder Shareholder”	means each company organized by one or more Founders or Mr. Xu Chengrong under the laws of the BVI for purposes of holding Shares in the Company.

“Group”	means the Company, China Sunergy Co., Ltd., a British Virgin Islands business company, CEEG (Nanjing) PV-tech Co., Ltd. and the Subsidiaries, and “Group Member” means any of them.

“Indirect Shares”	means, with respect to any Founder, any Equity Securities directly or indirectly held or controlled by such Founder in the Founder Shareholders.

“Intellectual Property”	means all patents, trademarks, service marks, registered designs, domain names and utility models, copyrights, inventions, brand names, database rights and business names and any similar rights situated in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“IPO”	means an initial public offering of the Shares that has been duly approved by the Board.

“Liquidation”	means the voluntary or involuntary liquidation of the Company under any applicable bankruptcy, insolvency or reorganisation legislation or the dissolution or winding up of the Company.

“Majority Series A Holders”	means the holders of a majority of all issued Series A Preferred Shares then outstanding.

“Majority Series B Holders”	means the holders of a majority of all issued Series A Preferred Shares then outstanding.

“Majority Series C Holders”	means the holders of no less than 75% of all issued Series C Preferred Shares then outstanding.

“Market Price”	means, with respect to the Share Capital of any Person, as of the date of determination, (a) if such Share Capital is listed on a national securities exchange in the United States, the closing price per share of such Share Capital on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Share Capital is then listed or admitted to trading; (b) if such Share Capital is listed on an internationally recognized securities exchange outside of the PRC and the United States, the closing price per share of such Share Capital on such date published in The Asian Wall Street Journal or, if no such closing price on such date is published in The Asian Wall Street Journal, the average of the closing bid and asked prices on such date, as officially reported on the principal international securities exchange on which such Share Capital is then listed or admitted to trading; (c) if such Share Capital is not then listed or admitted to trading on any United States national securities exchange or other internationally recognized exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Share Capital on such date; or (d) if there shall have been no trading on such date or if such Share Capital is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Share Capital on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York

Stock Exchange selected by the Company; or (e) if none of (a), (b), (c) or (d) is applicable, a market price per share determined by the Board, without regard to any discount for minority interests or disparate voting rights among classes of Share Capital, which determination shall be conclusive if made in good faith.

“Memorandum”	means this Memorandum of Association of the Company.

“Midpoint of the Filing Range”	means the midpoint of the anticipated price range per share of the Ordinary Shares to be offered in an IPO as set forth in the first registration statement providing such information.

“month”	means calendar month.

“Observer”	means the EIL Observer, the CEF Observer, the OZ Observer, the CS Observer and/or the Alternate Observer as the context may require.

“Ordinary Shares”	means ordinary shares of US$0.0001 par value in the capital of the Company.

“OZ”	means OZ Master Fund, Ltd., a Cayman Islands exempted company, OZ Asia Master Fund, Ltd., a Cayman Islands exempted company and OZ Global Special Investments Master Fund, L.P., a Cayman Islands limited partnership, each with the registered address at c/o Goldman Sachs (Cayman) Trust, Ltd., Harbour Centre. P.O. Box 896, George Town, Grand Cayman, Cayman Islands.

“Person”	means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“PRC”	means the People’s Republic of China, excluding the Hong Kong and Macao Special Administrative Regions and Taiwan.

“Preferred Shares”	means convertible redeemable preferred shares of any series of US$0.0001 par value in the capital of the Company having the rights attaching to it set out herein.

“Pro Rata Share”	means, with respect to any Shareholder, the proportion that the number of Shares held by such Shareholder, bears to the aggregate number of Shares held by all Shareholders, in each case on an as-converted and fully -diluted basis.

“Redemption Event”	means any one of the following events: (i) with respect to the Series A Preferred Shares only, the date March 31, 2008, (ii) with respect to the Series B Preferred Shares only, by the third anniversary of May 4, 2006 and no IPO has occurred; (iii) with respect to the Series C Preferred Shares only, by the third anniversary of September 26, 2006 and no IPO has occurred; (iv) there is a change in management prior to IPO such that any of Lu Tingxiu, Zhao Jianhua or Zhang Fengming no longer holds the positions and/or performs the functions he/she performed as of the date of this Memorandum; (v) confirmation is obtained from a reputable investment bank selected by the Company and approved by the Majority Series A Holders, the Majority Series B Holders and the Majority Series C Holders that the Company is suitable for undertaking an IPO but the Founders refuse to approve such an IPO; (vi) the Company, any of the Founders and the Founder Shareholders or any Subsidiary is in material breach of any agreement entered into with a holder of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, including without limitation restrictions on transfer of Ordinary Shares by any of the Founder Shareholders; (vii) any breach by any Founder of its non-competition obligations to the Company or any Subsidiary; and (viii) the Company (A) applying for or consenting to, or becoming subject to, the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (B) making an assignment for the benefit of creditors, (C) failing to pay its material debts as they become due, or (D) becoming subject to any voluntary or involuntary proceedings under any bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally.

“Registrar”	means the Cayman Islands Registrar of Companies.

“registered office”	means the registered office for the time being of the Company.

“Registration Rights Agreement”	means the Registration Rights Agreement entered into by and among the Company, the Series A Investor, the Series B Investors and the Series C Investors.

“Regulatory Approval”	means all approvals, permissions, authorizations, consents and notifications from any governmental, regulatory or departmental authority.

“Related Party”	means (i) any Substantial Shareholder, director or Senior Officer of any Group Member, and (ii) any Associate of any Substantial Shareholder, director or Senior Officer of any Group Member.

“Resolution of Directors”

means either:

(a)    a resolution approved at a duly convened and constituted meeting of Directors or of a committee of Directors by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)    a resolution consented to in writing by all Directors or by all members of a committee of Directors, as the case may be.

“Resolution of Shareholders”

means either:

(a)    a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of (i.e., in excess of 50 percent of) the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)    a resolution consented to in writing by a majority of (i.e., in excess of 50 percent of) the votes of Shares entitled to vote thereon.

“Restricted Securities”	means securities that (i) are “restricted securities” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act or (ii) the transfer of which is subject to legal or contractual “lock-ups” or other restrictions or (iii) are of a class of securities listed on a securities exchange but are not approved for listing, or are otherwise not freely tradeable, on such exchange.

“Sale Transaction”	means (a)(i) the merger or consolidation of the Company into or with one or more Persons, (ii) the merger consolidation of one or more Persons into or with the Company or (iii) a tender offer or other business combination, if, in the case of (i), (ii) or (iii) the Shareholders prior to such merger, consolidation, tender offer or combination do not retain at least a majority of the voting power of the surviving Person or (b) the voluntary sale, conveyance, exchange or transfer to another Person of all or substantially all of the assets of the Company.

“Seal”	means any seal which has been duly adopted as the common seal of the Company.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities”	means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations.

“Securities Act”	means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses”	means all underwriting discounts, selling commissions and share transfer taxes applicable to the initial public offering of the Shares.

“Series A Conversion Price”	means US$0.386594, subject to adjustment as provided in Clause 10.11 for any of the events described therein that occur after the date hereof.

“Series A Original Issue Date”	means April 26, 2006.

“Series A Original Issue Price”	means US$1.020479.

“Series A Investor”	means PraxCapital Fund II, L.P., a limited partnership organized under the laws of the Cayman Islands and its successor in title.

“Series A Preferred Share”	means a Preferred Share designated as a Series A Preferred Share on allotment and issue having the rights attaching to it set out herein.

“Series B Conversion Price”	means US$0.443728, subject to adjustment as provided in Clause 10.11 for any of the events described therein that occur after the date hereof.

“Series B Original Issue Date”	means May 4, 2006.

“Series B Original Issue Price”	means US$1.171296.

“Series B Preferred Share”	means a Preferred Share designated as a Series B Preferred Share on allotment and issue having the rights attaching to it set out herein.

“Series B Investors”	means Exuberance Investment Limited, a limited partnership organized under the laws of the British Virgin Islands, Gersec Trust Reg., a trust enterprise organized under the laws of Liechtenstein and China Environment Fund 2004, LP, a limited partnership organized under the laws of the Cayman Islands and the successor in title of each.

“Series C Conversion Price”	means US$1.755887, subject to adjustment as provided in Clause 10.11 for any of the events described therein that occur after the date hereof.

“Series C Investors”	means OZ and Credit Suisse Private Equity Partners Asia L.P., a limited partnership organized under the laws of Cayman Islands, and their respective successors in title.

“Series C Original Issue Date”	means September 26, 2006.

“Series C Original Issue Price”	means US$2.898162, as may be adjusted from time to time pursuant to section 5.3 of the Subscription Agreement.

“Series C Preferred Share”	means a Preferred Share designated as a Series C Preferred Share on allotment and issue having the rights attaching to it set out herein.

“Share Capital”	means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s share capital (including, without limitation, ordinary shares and preferred shares) and any and all rights, warrants or options exchangeable for or convertible into such share capital.

“Shareholder”	means an Eligible Person whose name is entered in the Register of Shareholders of the Company as the holder of one or more Shares or fractional Shares.

“Shareholders’ Agreement”	means the Shareholders’ Agreement entered into by and among the Company, the Founders, the Founder Shareholders, the Series A Investor, Series B Investors and Series C Investors.

“Shares”	means Ordinary Shares, Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares or any of them, and includes a fraction of a share.

“special resolution”	a resolution passed at a general meeting (or, if so specified, a meeting of Shareholders holding a class of shares) of the Company by a majority of not less than two thirds of the vote cast, as provided in the Act, or a written resolution passed by unanimous consent of all Shareholders entitled to vote.

“Subscription Agreement”	means the Subscription Agreement dated September 17, 2006 among the Company, Series C Investors and other parties specified therein.

“Subsidiary”	means, as of the relevant date of determination with respect to any Person, a corporation or other Person of which at least 50% of the voting power of the outstanding voting equity securities or at least 50% of the outstanding economic equity interest is held, directly or indirectly, by such Person, or the appointment of a majority of the members of its board of directors or other similar governing body is controlled by such Person.

“Substantial Shareholder”	means a Person who owns of record or beneficially more than five percent of any class of the Company’s Equity Securities.

“Treasury Share”	means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled.

“US GAAP”	means the United States General Accepted Accounting Principles, as in effect from time to time.

“Written” and “in writing”	means any information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

“US$”	means United States dollars.

10.2	In this Memorandum and these Articles, unless the context otherwise requires a reference to:

(a) a “Clause” is a reference to a clause of this Memorandum;

(b) a “Regulation” is a reference to a regulation of the Articles;

(c) voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d) the Act, this Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act, any re-enactment thereof; and

(e) the singular includes the plural and vice versa.

10.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in this Memorandum and the Articles unless otherwise defined herein.

10.4	Headings are inserted for convenience only and shall be disregarded in interpreting this Memorandum and the Articles.

10.5	Designation and Number of Shares. There shall be hereby created and established a series of Preferred Shares designated as “Series A Convertible Redeemable Preferred Shares” (the “Series A Preferred Shares”), “Series B Convertible Redeemable Preferred Shares” (the “Series B Preferred Shares”) and “Series C Convertible Redeemable Preferred Shares” (the “Series C Preferred Shares”). The authorized number of Series A Preferred Shares shall be 12,847,300, the authorized number of Series B Preferred Shares shall be 23,905,100 and the authorized number of Series C Preferred Shares shall be 6,901,000.

10.6	Rank. The Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall, with respect to (i) the payment of the Series A Liquidation Payment, the Series B Liquidation Payment and the Series C Liquidation Payment (each, as defined below) in the event of a Liquidation or Sale Transaction (each, as defined below), (ii) the Redemption Payment (as defined below) in the event of a Redemption Event, (iii) the payment of the dividends and (iv) all other rights and preferences, rank pari passu with respect to each other and rank senior to (x) all Ordinary Shares and (y) each other class or series of Share Capital of the Company hereafter created which does not expressly rank pari passu with or senior to the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares (clauses (x) and (y), together, the “Junior Shares”).

10.7	Dividends.

(a)	The holders of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall receive, on a pari passu basis, dividends at an annual rate equal to 3% of the Series A Original Issue Price, the Series B Original Issue Price and the Series C Original Issue Price, calculated on the basis of a 365-day year, which shall accrue on a daily basis from the date of issuance thereof, whether or not declared (the “Preferential Dividends”); provided, however, that in the event the Company issues any Preferred Shares having the right to receive dividends upon terms more favorable than the Preferential Dividends, the Preferential Dividends shall be adjusted so that the holders of Series A Preferred Shares, Series B Preferred Shares and the Series C Preferred Shares receive such more favorable terms from the date of issue of such new Preferred Shares. Accrued and unpaid dividends shall compound on a quarterly basis. The Board may fix a record date for the determination of the holders of Preferred Shares entitled to receive payment of such dividends, which record date shall not be more than sixty (60) days prior to the applicable dividend payment date. All accrued but unpaid dividends, if any, shall, to the extent funds are legally available therefor, be mandatorily paid upon the earlier to occur of (i) a Liquidation, (ii) an optional conversion of Preferred Shares pursuant to Clause 10.11(a) below, (iii) an automatic conversion of Preferred Shares pursuant to Clause 10.11(b) below and (iv) a Redemption Event (each, a “Mandatory Dividend Payment Date”).

(b)	On a Mandatory Dividend Payment Date, all accrued but unpaid dividends shall be paid, (i) in the case of a Liquidation or a Redemption Event, in cash, (ii) in the case of an optional conversion or an automatic conversion triggered by an IPO, in Ordinary Shares or in cash, at the option of the Company, and (iii) in the case of an automatic conversion triggered by a Sale Transaction, in the form of consideration paid in the Sale Transaction. If dividends are to be paid in Ordinary Shares pursuant to the preceding sentence, the value of such shares shall be determined, (x) in the case of an optional conversion, in good faith by the Board (including the approvals of the Series A Director and Series B Director) and (y) in the case of the IPO, by the Midpoint of the Filing Range. If dividends are to be paid in the Share Capital paid in the Sale Transaction pursuant to the second preceding sentence, the value of such securities shall be determined as follows:

(i)	With respect to securities that do not constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Current Market Price of such securities as of three (3) days prior to the date of distribution.

(ii)	With respect to securities that constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount from the value as set forth above in clause (i) to reflect the appropriate fair market value thereof, as determined in good faith by the Board (including the approvals of the Series A Director and Series B Director), or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with clause (i) above, giving appropriate weight, if any, to such restriction as determined in good faith by the Board (including the approvals of the Series A Director and Series B Director).

(c)	Junior Share Dividends. The Company shall not declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any Junior Shares (other than Ordinary Shares) unless and until all the Series A Preferred Shares, Series B Preferred Shares and the Series C Preferred Shares have been converted or redeemed in full.

(d)	Ordinary Share Dividends. If following payment of the Preferential Dividend, the Company declares and pays any dividends on the Ordinary Shares, payable in cash or in specie, then, in that event, holders of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares (as though their Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares were converted in accordance with Clause 10.11(a) below) shall be entitled to share in such dividends on a pro rata basis, as if their shares have been converted into Ordinary Shares pursuant to Clause 10.11(a) below immediately prior to the record date for determining the shareholders of the Company eligible to receive such dividends.

10.8	Liquidation and Sale Transaction.

(a)	Liquidation. Upon the occurrence of a Liquidation, on a pari passu basis, (i) the holders of Series A Preferred Shares shall be paid in cash for each Series A Preferred Share held thereby, out of, but only to the extent of, the assets of the Company legally available for distribution to its shareholders, before any payment or distribution is made to any Junior Shares, an amount equal to the sum of (x) US$1.173551 (as adjusted for share splits, bonus issues, recapitalizations, combinations or other similar transactions) plus (y) all accrued but unpaid dividends (clauses (x) and (y) together, the “Series A Liquidation Payment”), (ii) the holders of Series B Preferred Shares shall be paid in cash for each Series B Preferred Share held thereby, out of, but only to the extent of, the assets of the Company legally available for distribution to its shareholders, before any payment or distribution is made to any Junior Shares, an amount equal to the sum of (x) US$1.346991 (as adjusted for share splits, bonus issues, recapitalizations, combinations or other similar transactions) plus (y) all accrued but unpaid dividends (clauses (x) and (y) together, the “Series B Liquidation Payment”) and (iii) the holders of Series C Preferred Shares shall be paid in cash for each Series C Preferred Share held thereby, out of, but only to the extent of, the assets of the Company legally available for distribution to its shareholders, before any payment or distribution is made to any Junior Shares, an amount equal to the sum of (x) US$3.245943 (as adjusted for share splits, bonus issues, recapitalizations, combinations or other similar transactions) plus (y) all accrued but unpaid dividends (clauses (x) and (y) together, the “Series C Liquidation Payment”). If, upon the occurrence of a Liquidation, the assets and funds legally available for payment or distribution among the holders of the Series A Preferred Shares, the holders of the Series B Preferred Shares and the holders of the Series C Preferred Shares shall be insufficient to permit the payment or distribution to such holders of the full Series A Liquidation Payment, the payment or distribution to such holders of the full Series B Liquidation Payment and the payment or distribution to such holders of the full Series C Liquidation Payment, respectively, then the entire the assets and funds legally available for payment or distribution among the holders of Series A Preferred Shares, the holders of Series B Preferred Shares and the holders of the Series C Preferred Shares shall be paid and distributed ratably among such holders of Series A Preferred Shares, such holders of Series B Preferred Shares and such holders of the Series C Preferred Shares in proportion to the aggregate Series A Liquidation Payment of the Series A Preferred Shares, the aggregate Series B Liquidation Payment of the Series B Preferred Shares and the aggregate Series C Liquidation Payment of the Series C Preferred Shares that would be payable to such holders if such assets were sufficient to permit payment and distribution in full.

(b)	Sale Transaction. Upon the consummation of a Sale Transaction, on a pari passu basis, (i) the holders of the Series A Preferred Shares shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets of the Company to the holders any Junior Shares, an amount equal to the Series A Liquidation Payment, (ii) the holders of the Series B Preferred Shares shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets of the Company to the holders of any Junior Shares, an amount equal to the Series B Liquidation Payment and (iii) the holders of the Series C Preferred Shares shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets of the Company to the holders of any Junior Shares, an amount equal to the Series C Liquidation Payment. If, upon the occurrence of a Sale Transaction, the assets legally available for payment or distribution among the holders of the Series A Preferred Shares, the holders of the Series B Preferred Shares and the holders of the Series C Preferred Shares shall be insufficient to permit the payment or distribution to such holders of the full Series A Liquidation Payment, the payment or distribution to such holders of the full Series B Liquidation Payment and the payment or distribution to such holders of the full Series C Liquidation Payment, respectively, then the entire assets legally available for payment or distribution among the holders of the Series A Preferred Shares, the holders of Series B Preferred Shares and the holders of Series C Preferred Shares shall be paid and distributed ratably among such holders of Series A Preferred Shares, such holders of Series B Preferred Shares and such holders of Series C Preferred Shares in proportion to the aggregate Series A Liquidation Payment of the Series A Preferred Shares, the aggregate Series B Liquidation Payment of the Series B Preferred Shares and the aggregate Series C Liquidation Payment of the Series C Preferred Shares that would be payable to such holders if such assets were sufficient to permit payment and distribution in full. The Series A Liquidation Payment, the Series B Liquidation Payment and the Series C Liquidation Payment shall be paid in the form of consideration paid by the acquiring Person in the Sale Transaction. If the consideration received in a Sale Transaction is securities of any Person, any such securities to be delivered to the holders of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, as applicable, pursuant to this Clause 10.8 shall be valued as follows:

(i)	With respect to securities that do not constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be determined by the Board (including the approvals of the Series A Director and Series B Director) in good faith.

(ii)	With respect to securities that constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount to reflect the appropriate fair market value thereof, as determined in good faith by the Board (including the approval of both the Series A Director and Series B Director), or if there is no active public market with respect to such class or series of securities, appropriate weight shall be given to such restriction as determined by the Board (including the approval of both the Series A Director and Series B Director), or if the Board (including the approval of both the Series A Director and Series B Director) shall fail to make such determination, at the Company’s expense by an Appraiser.

(c)	Participating Payment. Upon the completion of a distribution required by Clause 10.8(a) or Clause 10.8(b) above, and any other distribution to any other class or series of Share Capital ranking senior to the Ordinary Shares, if assets remain in the Company, the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of Series A Preferred Shares, the holders of Series B Preferred Shares and the holders of Series C Preferred Shares and the holders Ordinary Shares pro rata based on the number of Ordinary Shares held by each Shareholder (assuming conversion of all such Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares).

(d)	Notice. Written notice of a Liquidation or a Sale Transaction stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten days prior to the earliest payment date stated therein, to the holders of record of Preferred Shares, such notice to be addressed to each such holder at its address as shown by the records of the Company.

(e)	MFN for Liquidation Payment. Notwithstanding anything herein to the contrary, should the holders of any series of Equity Securities (other than Ordinary Shares) at any time receive or become eligible to receive a liquidation payment that results in an IRR to the relevant holder in excess of 15% (the “Higher IRR”), the Series A Liquidation Payment, the Series B Liquidation Payment and the Series C Liquidation Payment shall automatically be adjusted upward to be equal to an amount such that the holders of the Series A Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares shall receive an IRR equal to the Higher IRR.

10.9	Redemption.

(a)

Series A Redemption Right. At any time following the occurrence of a Redemption Event, any holder of Series A Preferred Shares then outstanding (an “Initiating Series A Holder”) shall have the right to require the Company to redeem, all or part of the Series A Preferred Shares held by each holder of Series A Preferred Shares who elects to redeem its Series A Preferred Shares, out of funds legally available therefor, for an amount of cash per share (the “Series A Redemption Payment”) such that when this Series A Redemption Payment with respect to each Series A Preferred Share that is redeemed is combined with all other cash and non-cash distributions made by the Company to the holder of such Series A Preferred Share in respect of such Series A Preferred Share, such holder shall realize an internal rate of return (the “IRR”) with respect to such Series A Preferred Share of 15%. For the avoidance of doubt after a holder of Series A Preferred Shares has elected to require the Company to redeem its Series A Preferred Shares, the other holders of Series A Preferred Shares will have the right, but not the obligation, to participate in such redemption by requiring the Company to redeem the same percentage of each such holder’s Series A Preferred Shares as the Company will redeem of the Series A

Preferred Shares of the Initiating Series A Holder; provided, however, the Company shall not be required to redeem more than 9,799,300 Series A Preferred Shares (as adjusted for share splits, share dividends, reclassifications and similar events) upon the occurrence of either events set forth in clauses (vi) or (vii) of the definition of Redemption Event.

(b)	Series B Redemption Right. At any time following the occurrence of a Redemption Event, any holder of Series B Preferred Shares then outstanding (an “Initiating Series B Holder”) shall have the right to require the Company to redeem, all or part of the Series B Preferred Shares held by each holder of Series B Preferred Shares who elects to redeem its Series B Preferred Shares, out of funds legally available therefor, for an amount of cash per share (the “Series B Redemption Payment”) such that when this Series B Redemption Payment with respect to each Series B Preferred Share that is redeemed is combined with all other cash and non-cash distributions made by the Company to the holder of such Series B Preferred Share in respect of such Series B Preferred Share, such holder shall realize an IRR with respect to such Series B Preferred Share of 15%. For the avoidance of doubt, after a holder of Series B Preferred Shares has elected to require the Company to redeem its Series B Preferred Shares, the other holders of Series B Preferred Shares will have the right, but not the obligation, to participate in such redemption by requiring the Company to redeem the same percentage of each such holder’s Series B Preferred Shares as the Company will redeem of the Series B Preferred Shares of the Initiating Series B Holder. Any holder of Series B Preferred Shares other than EIL who wishes to exercise its right of redemption under this Clause 10.9(b) must give EIL written notice of its intention to redeem its Series B Preferred Shares at least five Business Days before giving its Series B Redemption Notice (as defined in Clause 10.9(f) below) to the Company.

(c)	Series C Redemption Right. At any time following the occurrence of a Redemption Event, any holder of Series C Preferred Shares then outstanding (an “Initiating Series C Holder”) shall have the right to require the Company to redeem, all or part of the Series C Preferred Shares held by each holder of Series C Preferred Shares who elects to redeem its Series C Preferred Shares, out of funds legally available therefor, for an amount of cash per share (the “Series C Redemption Payment”) such that when this Series C Redemption Payment with respect to each Series C Preferred Share that is redeemed is combined with all other cash and non-cash distributions made by the Company to the holder of such Series C Preferred Share in respect of such Series C Preferred Share, such holder shall realize an IRR with respect to such Series C Preferred Share of 12%. For the avoidance of doubt after a holder of Series C Preferred Shares has elected to require the Company to redeem its Series C Preferred Shares, the other holders of Series C Preferred Shares will have the right, but not the obligation, to participate in such redemption by requiring the Company to redeem the same percentage of each such holder’s Series C Preferred Shares as the Company will redeem of the Series C Preferred Shares of the Initiating Series C Holder.

(d)	One Year Extension in case of Failure to Undertake IPO.

(i)	Upon the occurrence of a Redemption Event set forth under clause (i) in the definition of Redemption Event, the Company may by written notice to all holders of A Preferred Shares request that such holders refrain from exercising their right of redemption under this Clause 10.9 until March 31, 2009. Should the Majority Series A Holders consent to such request in writing, all holders of Series A Preferred Shares shall refrain from exercising their right of redemption under this Clause 10.9 until March 31, 2009.

(ii)	Upon the occurrence of a Redemption Event set forth under clause (ii) in the definition of Redemption Event, the Company may by written notice to all holders of Series B Preferred Shares request that such holders refrain from exercising their right of redemption under this Clause 10.9 until the fourth anniversary of the Series B Original Issue Date. Should the Majority Series B Holders consent to such request in writing, all holders of Series B Preferred Shares shall refrain from exercising their right of redemption under this Clause 10.9 until such fourth anniversary.

(iii)	Upon the occurrence of a Redemption Event set forth under clause (iii) in the definition of Redemption Event, the Company may by written notice to all holders of Series C Preferred Shares request that such holders refrain from exercising their right of redemption under this Clause 10.9 until the fourth anniversary of the Series C Original Issue Date. Should the Majority Series C Holders consent to such request in writing, all holders of Series C Preferred Shares shall refrain from exercising their right of redemption under this Clause 10.9 until such fourth anniversary.

(e)	MFN for Redemption Payment. Notwithstanding anything herein to the contrary, should the holders of any series of Equity Securities (other than Ordinary Shares) at any time receive or become eligible to receive a redemption amount that results in a Higher IRR to the relevant holder, the Series A Redemption Payment, the Series B Redemption Payment and the Series C Redemption Payment shall automatically be adjusted upward to be equal to an amount such that the holders of the Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares shall receive an IRR equal to the Higher IRR.

(f)

Exercise of Redemption Rights. Any holder of Series A Preferred Shares, any holder of Series B Preferred Shares and any holder of Series C Preferred Shares may exercise the redemption right by giving written notice (the “Series A Redemption Notice”, “Series B Redemption Notice” and “Series C Redemption Notice,” respectively) thereof to the Company (and the Company shall immediately thereafter deliver a copy of such Series A Redemption Notice, Series B Redemption Notice or Series C Redemption Notice, as applicable, to all of the other holders of Series A Preferred Shares, holders of Series B Preferred Shares and holders of Series C Preferred Shares, as applicable), which Series A Redemption Notice, Series B Redemption Notice or Series C Redemption Notice shall specify a date (the “Series A Redemption Date”, “Series B Redemption Date” or “Series C Redemption Date” ), which shall be a Business Day not less than 30 days after the delivery of such Series A Redemption Notice, Series B Redemption Notice or Series C Redemption Notice, for the redemption of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares as provided in Clause 10.9(a), Clause 10.9(b) or Clause 10.9(c). Within 10 days after receipt of such notice, each other holder of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall deliver a notice to the Company, the Initiating Series A Holder, the Initiating Series B Holder and the Initiating Series C Holder stating whether it elects to participate in the redemption. Following the delivery of such Series A Redemption Notice, Series B Redemption Notice or Series C Redemption Notice, each holder of Series A Preferred Shares, each holder of Series B Preferred Shares and each holder of Series C Preferred Shares that has elected to redeem its shares shall surrender the certificate(s) representing its Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as the case may be, to the Company, at any time during usual business hours, at its principal place of business to be maintained by it (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of Series A Preferred Shares, holders of Series B Preferred Shares and holders of Series C Preferred Shares).

(g)	Redemption of Shares.

(i)	In the event any holder of Series A Preference Shares elects to redeem that number of Series A Preferred Shares set forth in the Series A Redemption Notice, the Company shall on the Series A Redemption Date redeem all of the Series A Preferred Shares set forth in the Series A Redemption Notice (to the extent that the holders thereof elect to exercise their redemption right) and all such certificates representing Series A Preferred Shares shall be delivered to the Company for cancellation and cancelled by the Company upon payment in full of the Series A Redemption Payment on the outstanding Series A Preferred Shares and shall not be reissued.

(ii)	In the event any holder of Series B Preferred Shares elects to redeem the Series B Preferred Shares, the Company shall on the Series B Redemption Date redeem all of the Series B Preferred Shares set forth in the Series B Redemption Notice (to the extent that the holders thereof elect to exercise their redemption right) and all such certificates representing Series B Preferred Shares shall be delivered to the Company for cancellation and cancelled by the Company upon payment in full of the Series B Redemption Payment on the outstanding Series B Preferred Shares and shall not be reissued.

(iii)	In the event that more than one holder of Series B Preferred Shares elects to participate in a redemption of Series B Preferred Shares (each such holder a “Participating Holder”), the number of Series B Preferred Shares to be redeemed by each Participating Holder as part of such redemption (the “Shares Redeemed”) shall bear the same proportion with respect to the aggregate number of Series B Preferred Shares held by such Participating Holder immediately prior to such redemption (the “Shares Held”) as the Shares Redeemed of each other Participating Holder shall bear to the Shares Held by such other Participating Holder.

(iv)	In the event any holder of Series C Preferred Shares elects to redeem the Series C Preferred Shares, the Company shall on the Series C Redemption Date redeem all of the Series C Preferred Shares set forth in the Series C Redemption Notice (to the extent that the holders thereof elect to exercise their redemption right) and all such certificates representing Series C Preferred Shares shall be delivered to the Company for cancellation and cancelled by the Company upon payment in full of the Series C Redemption Payment on the outstanding Series C Preferred Shares and shall not be reissued.

(h)

Funds Available for Redemption. If the assets of the Company available for redemption of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares by law or otherwise on any Series A Redemption Date, the Series B Redemption Date or the Series C Redemption Date are insufficient to redeem all the then outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares on the Series A Redemption Date, the Series B Redemption Date or the Series C Redemption Date, any assets available for redemption of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall be allocated ratably to each holder of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as applicable, to pay a portion of the Series A Redemption Payment, Series B Redemption Payment or Series C Redemption Payment, as applicable, in respect of such Series A Preferred Shares, Series B Preferred Share or Series C Preferred Shares to be redeemed. The Company shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law that prevented the Company from paying the Series A Redemption Payment, Series B Redemption Payment or Series C Redemption Payment and redeeming the Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, and shall take all other reasonable measures (including any such measures reasonably requested by the Majority Series A Holders, the Majority Series B Holders and/or the Majority Series C Holders) to make funds available for redemption. Such steps shall include, without limitation, applying ratably at least 60% of its distributable profits arising after the applicable Series A Redemption Date, Series B Redemption Date or Series C Redemption Date, as the case may be, to the payment of the Series A Redemption Payment, Series B Redemption Payment and/or Series C Redemption Payment and

causing each of its Subsidiaries to distribute at least 60% of its distributable profits to the Company so as to enable the Company to meet its redemption payment obligations. At any time thereafter when additional funds of the Company are available by law to pay the remaining balance of the aggregate Series A Redemption Payment, Series B Redemption Payment or Series C Redemption Payment owed on the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, as applicable, such funds will be used as soon as they become available, to pay the remaining balance of the Series A Redemption Payment, Series B Redemption Payment and/or Series C Redemption Payment, or such portion thereof for which funds are available, on the basis set forth above. If the Company fails to redeem any Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares for which redemption is required, then during the period from the applicable Series A Redemption Date, the Series B Redemption Date or Series C Redemption Date through the date on which such Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares are actually redeemed in full, such Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall continue to be entitled to all rights and preferences of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as the case may be. After payment in full of the aggregate Series A Redemption Payment, Series B Redemption Payment and/or Series C Redemption Payment for all issued and outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate.

(i)	Conversion prior to Redemption. Notwithstanding anything to the contrary contained herein, any holder of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as the case may be, may convert its Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as the case may be, into Ordinary Shares pursuant to Clause 10.11(a) at any time prior to the payment of the Series A Redemption Payment, Series B Redemption Payment and/or Series C Redemption Payment, whereupon only rights attaching to the Ordinary Shares as set forth in this Memorandum will apply.

(j)

Maintenance of Funds for Redemption. The Company shall maintain sufficient funds for the redemption of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares such that all Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares will be redeemed out of capital paid up thereon or out of funds of the Company otherwise available for dividend or distribution or out of the proceeds of a new issue of shares made for the purposes of the redemption and the premium, if any, payable on redemption is provided for out of funds of the Company which would otherwise be available for dividend or distribution or out of the Company’s share premium account before the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares are redeemed. The Company shall maintain sufficient issued share capital such that share capital of the Company would not, as a result of the redemption of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, be

reduced below the minimum capital specified for the Company in its Charter Documents. The Company, the Founder Shareholders and the Founders shall ensure that on the each of the Series A Redemption Date, the Series B Redemption Date and the Series C Redemption Date, the Company is, and after redeeming the Series A Preferred Shares, the Series B Preferred Shares or Series C Preferred Shares, as applicable, will be, able to pay its liabilities as they become due.

(k)	No Dividends. If the Company fails (for whatever reason) to redeem any Series A Preferred Shares, Series B Preferred Shares and/or Series C Preferred Shares on the applicable Series A Redemption Date, Series B Redemption Date and/or Series C Redemption Date, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

10.10	Voting Rights; Election of Director.

(a)	General. The holders of Preferred Shares shall be entitled to vote, in person or by proxy, at a special or annual general meeting of shareholders or in any written consent in lieu of meeting, on all matters entitled to be voted on by holders of Ordinary Shares voting together as a single class with the Ordinary Shares (and with other shares entitled to vote thereon, if any). With respect to any such vote, each Preferred Share shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its Preferred Shares into Ordinary Shares pursuant to Clause 10.11(a) below on the record date for determining the shareholders of the Company eligible to vote on any such matters.

(b)	Directors.

(i)	The holders of Series A Preferred Shares, Series B Preferred Shares and Ordinary Shares shall be entitled to appoint Directors in accordance with Clauses 10.10(b)(i) to 10.10(b)(iii) below. For the avoidance of doubt, the number of Directors constituting the entire Board initially shall be ten.

(ii)	For as long as the Series A Investor continues to hold, as a group, 50% or more of the Series A Preferred Shares (as adjusted for share splits, combinations and other similar events) held by such group as of the date of adoption of this Memorandum of Association, one person shall be appointed by such Shareholders (the “Series A Director”) by notice in writing to the Company and elected to the Board.

(iii)	For as long as the Series B Investors continue to hold, as a group, 50% or more of the Series B Preferred Shares (as adjusted for share splits, combinations and other similar events) held by such group as of the date of adoption of this Memorandum of Association, one person shall be appointed by such Shareholders (the “Series B Director”) by notice in writing to the Company and elected to the Board.

(iv)	Among the eight (8) seats on the Board not occupied by a Series A Director or Series B Director, six (6) shall be appointed by the holders of Ordinary Shares who do not hold any Preferred Share as of the date hereof. For the avoidance of doubt, initially, six nominees of the Founder Shareholders (each a “Founder Director”) shall be elected to the Board. The remaining two (2) seats on the Board shall be elected by Resolution of Shareholders or Resolution of Directors.

(v)	In addition, each of EIL, CEF, OZ and CS shall have the right to appoint one observer (the “EIL Observer”, the “CEF Observer”, the “OZ Observer” and the “CS Observer” respectively) to the board who will be provided with notices of all meetings and all documentation provided to the directors and shall have the right to attend all Board meetings, but shall not have a right to vote at such meetings.

(vi)	When the Shareholder(s) that is entitled to appoint a director does not appoint such director, then such Shareholder shall have the right to appoint one observer (“Alternate Observer”) to the board who shall have the same rights as those of the EIL Observer, the CEF Observer, the OZ Observer and the CS Observer.

(c)	Elections. The holders of Preferred Shares shall vote together as a single class with the holders of Ordinary Shares (and all other classes and series of shares of the Company entitled to vote thereon, if any) with respect to the election of all of the other directors of the Company. With respect to any such vote, each Preferred Share shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its Preferred Shares into Ordinary Shares pursuant to Clause 10.11(a) below on the record date for determining the shareholders of the Company eligible to vote on any such matters. A Director shall be removed, with or without cause, upon, and only upon, the affirmative vote of the Shareholders who appointed him. In the event any Director resigns or is removed in accordance with this Clause 10.10(c), the Shareholder that appointed such Director will have the right to appoint such Director’s successor or replacement.

(d)	Chairman of the Board. The Chairman of the Board shall be appointed by holders of the majority of the Ordinary Shares. The Chairman shall not have a casting vote.

(e)	Frequency and Location. Meetings of the Board shall take place at least once in every three-month period. Meetings shall be held in a location approved by a majority of the Directors.

(f)	Notice. A meeting may be called by the Chairman of the Board, any two other Directors, the Series A Director or the Series B Director by giving notice in writing to the Company Secretary specifying the date, time and agenda for such meeting. The Company Secretary shall upon receipt of such notice give a copy of such notice to all Directors and Observers of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than 14 days’ notice shall be given to all Directors; provided, however, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Clause 10.10(g) and (ii) may be reduced with the written consent of all of the Directors.

(g)	Quorum. All meetings of the Board shall require a quorum of at least five Directors; provided, however, that at any time when there is a Series B Director the quorum must include at least one Director who is a Series B Director and at any time when there is a Series A Director the quorum must include at least one Director who is a Series A Director. If such a quorum is not present within one hour from the time appointed for the meeting, the meeting shall adjourn to such place and time as those Directors who did attend shall decide or, if no such decision is reached, at the same place and time seven days later, at which meeting, except where supermajority Board approval is required in accordance with Clause 10.10(k), the Directors present shall constitute a valid quorum even though a Series B Director and/or a Series A Director is not present, provided that notice of such adjourned meeting shall have been delivered to all Directors at least five days prior to the date of such adjourned meeting.

(h)	Voting. At any Board meeting, each Director may exercise one vote. Any Director may, by written notice to the Company Secretary, authorize another Director to attend and vote by proxy for such Director at any Board meeting. Except as provided in Clause 10.10(i), the adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly constituted meeting of the Board. The Board shall not at any meeting adopt any resolution covering any matter that is not specified on the agenda for such meeting unless all Directors are present at such meeting and vote in favor of such resolution.

(i)	Telephonic Participation. Directors may participate in Board meetings by telephone, and such participation shall constitute presence for purposes of the quorum provisions of Clause 10.10(g).

(j)	Expenses. The reasonable costs of attendance of Directors at Board meetings shall be borne by the Company.

(k)

Supermajority Board Approval. Notwithstanding anything to the contrary set forth in this Memorandum or otherwise, at any time when there is a Series A Director and/or a Series B Director, the Company, the Board and the Shareholders of the Company shall not, and the Company shall cause all of its Subsidiaries not to, approve, consent to or ratify any of the following actions without the prior affirmative vote or written consent of such Series A Director and/or the Series B Director, provided however that this provision shall not apply when there is neither a Series A Director nor a Series B Director:

(i)	incur an indebtedness in excess of US$5,000,000 (or its equivalent in other currencies) individually or in the aggregate during any fiscal year, provided that such additional approval shall not be required for indebtedness specifically stipulated in a budget approved by the Board or the board of directors of the relevant Subsidiary to the extent that the actual indebtedness is not in excess of the amount stipulated in such budget for such indebtedness;

(ii)	purchase, lease or otherwise acquire or dispose of any asset valued in excess of US$500,000 individually or in the aggregate during any fiscal year, provided that such additional approval shall not be required for assets specifically stipulated in a budget approved by the Board or the board of directors of the relevant Subsidiary to the extent that the actual asset value is not in excess of the amount stipulated in such budget for such asset;

(iii)	invest in any other Person in excess of US$50,000 individually or in the aggregate during any fiscal year, or to enter into any joint venture or partnership involving expenditure, investment or potential liability by the Company and its Subsidiaries in the aggregate in excess of US$1,000,000 or that will involve the use or contribution of any Intellectual Property of the Company;

(iv)	increase the compensation of any of the five (5) most highly compensated employees of the Company or any Subsidiary by more than 10% in a twelve (12) month period;

(v)	the appointment or removal of the Chief Executive Officer, Chief Financial Officer and Financial Controller of the Company and any other officer who reports directly to the Chief Executive Officer (collectively, “Senior Officers”);

(vi)	determination of the compensation (including without limitation cash and stock option compensation) of (i) the Chief Executive Officer of the Company, (ii) the Chairman of the Board (iii) any Director or director of a Subsidiary or any member of a committee of the Board or the board of directors of any Subsidiary or (iv) any officer or employee of the Company or any Subsidiary who shall receive from the Company or such Subsidiary more than US$100,000 (or its equivalent in other currencies), in the aggregate in compensation (including without limitation cash and stock option compensation) in any given year;

(vii)	cause or permit the Company or any Subsidiary to enter into any transactions with (including without limitation any loan to) a Related Party, other than the Registration Rights Agreement;

(viii)	any incurrence of any security interest, lien or other Encumbrance on any of the assets of the Company or any Subsidiary, provided that such additional approval shall not be required for any security interest specifically stipulated in a budget approved by the Board or the board of directors of the relevant Subsidiary to the extent that the actual security interest is not in excess of the amount stipulated in such budget for such security interest;

(ix)	the approval or amendment of the annual budget or strategic, management or business plan of the Company or any Subsidiary;

(x)	change the scope of business of the Company or any Subsidiary, approve the development of any new line of business or enter into any business other than the Business

(xi)	amend, modify or waive any provisions of the Charter Documents;

(xii)	dissolve, liquidate, reorganize or restructure the Company or any Subsidiary;

(xiii)	sell or dispose of all or substantially all of the assets of the Company or any Subsidiary;

(xiv)	merge, amalgamate or consolidate the Company or any Subsidiary with any other entity;

(xv)	issue, redeem or repurchase any Equity Securities of the Company or any Subsidiary;

(xvi)	effect a public offering of any securities of the Company or any Subsidiary;

(xvii)	cause or permit the Company and/or any Subsidiary to make financial commitments or guarantees individually or in the aggregate over any 12 consecutive calendar month period in excess of US$5,000,000 (or its equivalent in other currencies);

(xviii)	cause or permit the Company or any Subsidiary to undertake any recapitalization or similar transaction;

(xix)	cause or permit the Company or any Subsidiary to create any subsidiary, invest in the equity or debt securities of any person (other than investment grade securities acquired in connection with ordinary treasury activities) or otherwise acquire any interest in any other person;

(xx)	change the size or composition of the Board or the board of directors of any Subsidiary or any committee thereof;

(xxi)	approve the terms of any stock option plan for employees or directors of the Company or any Subsidiary and the allocation of options thereunder;

(xxii)	approve the execution or termination of any contract entered into outside the ordinary course of business of the Company or the relevant Subsidiary that involves payments in excess of US$1,000,000 per year in the aggregate by the Company and/or any Subsidiary; provided that such additional approval shall not be required for expenditures specifically stipulated in a budget approved by the Board or the board of directors of the relevant Subsidiary to the extent that the actual expenditure is not in excess of the amount stipulated in such budget for such expenditure;

(xxiii)	declare any dividend, or make any payment or other distribution to the Shareholders (whether in cash, securities, property or other assets);

(xxiv)	change the name of the Company or any Subsidiary or cause or permit the Company or any Subsidiary to cease carrying on its business;

(xxv)	cause the Company or any Subsidiary to (1) commence any case, proceeding or other action (A) under any bankruptcy, insolvency or similar law seeking to have an order of relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or all or any substantial part of its property, (2) make a general assignment for the benefit or its creditors or (3) admit in writing its inability to pay its debts when they become due;

(xxvi)	initial appointment and change the auditors of the Company or any Subsidiary;

(xxvii)	change the accounting standards employed by the Company or any of its Subsidiaries;

(xxviii)	change the Financial Year or tax year of the Company or any Subsidiary;

(xxix)	the transfer, assignment, sale, lease, license or other disposition of any Intellectual Property of the Company or any Subsidiary; or

(xxx)	make any draw-down of the Proceeds (as defined in the Subscription Agreement) from the Proceeds Account (as defined in the Subscription Agreement) other than those as provided in Section 4.4 (a) of the Subscription Agreement or make any draw-down of the Proceeds from the Proceeds Account in an amount, individually or in the aggregate in any one-month period, in excess of US$1,000,000.

(l)	Shareholder Approvals. Notwithstanding anything to the contrary set forth in this Memorandum or otherwise, the Company, the Board and the Shareholders of the Company shall not, and the Company shall cause all of its Subsidiaries not to, approve, consent to or ratify any of the following actions, without the prior affirmative vote or written consent of the holder(s) of at least seventy-five percent (75%) of all issued and outstanding Series A Preferred Shares, holder(s) of at least seventy-five percent (75%) of all issued and outstanding Series B Preferred Shares and holder(s) of at least seventy-five percent (75%) of all issued and outstanding Series C Preferred Shares:

(i)	amend or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any class of Preferred Shares;

(ii)	authorize, create or issue any class of the Company’s or any Subsidiary’s securities having preferences superior to or on a parity with the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, or any other securities of the Company;

(iii)	any action that reclassify any outstanding Equity Securities into Equity Securities having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares;

(iv)	any action that repurchase, redeem or retire any of the Company’s Equity Securities other than pursuant to the Shareholders’ Agreement or other contractual rights to repurchase any Equity Securities held by employees, directors or consultants of the Company or its Subsidiaries upon termination of their employment or services or pursuant to the exercise of a contractual right of first refusal held by the Company; and

(v)	any amendment of the Charter Documents that would adversely affect the rights of the Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares.

10.11	Conversion.

(a)

Optional Conversion. (i) Any holder of Series A Preferred Shares shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Clause 10.11, any or all of such holder’s Series A Preferred Shares into such number of fully paid and non-assessable Ordinary Shares as is equal to the product of (A) the number of Series A Preferred Shares being so converted multiplied by (B) the quotient of (x) the sum of US$ 1.020479 plus all accrued but unpaid dividends (if any and to the extent not already paid under Clause (b)) divided by (y) the Series A Conversion Price, (ii) any holder of Series B Preferred Shares shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Clause 10.11, any or all of such holder’s Series B Preferred Shares into such number of fully paid and non-assessable Ordinary Shares as is equal to the product of (A) the number of Series B Preferred Shares being so converted multiplied by (B) the quotient of (x) the sum of US$1.171296 plus all accrued but unpaid dividends (if any and to the extent not already paid under Clause (b)) divided by (y) the Series B Conversion Price, and (iii) any holder of Series C Preferred Shares shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Clause 10.11, any or all of such holder’s Series C Preferred Shares into such number of fully paid and non-assessable Ordinary Shares as is equal to the product of (A) the number of Series C Preferred Shares being so converted multiplied by (B) the quotient of (x) the sum of US$2.898162 plus all accrued but unpaid dividends (if any and to the extent not already paid under Clause (b)) divided by (y) the Series C Conversion Price. Such conversion rights shall be exercised by the surrender of certificate(s) representing the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, as applicable, to be converted to the Company at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares), accompanied by written notice (which shall be irrevocable) that the holder elects to convert such Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as applicable, and specifying the name or names (with address) in which a certificate or certificates for Ordinary Shares are to be issued and (if so required by the Company) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Clause 10.11(i) below, accompanied by certificates representing Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, which shall be surrendered for conversion and canceled by the Company. As promptly as practicable after the surrender of any Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares but in any event no later than five Business Days thereafter, the Company shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and non-assessable Ordinary

Shares into which such shares are entitled to be converted and a copy of the register of members showing such Ordinary Shares. At the time of the surrender of such certificate(s), the Company will hold the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares in trust for the Person in whose name any certificate(s) for Ordinary Shares shall be issuable upon such conversion from the time of surrender until the register of members is updated.

(b)	Automatic Conversion. Upon the earlier of (i) the delivery of a written consent by the holders of 75% of the outstanding Preferred Shares of any series to the Company or (ii) closing of the IPO, the outstanding Preferred Share in such series shall be automatically converted, with no further action required to be taken by the Company or the holder thereof, into the number of fully paid and non-assessable Ordinary Shares equal to the quotient of (x) US$ 1.020479 plus all accrued but unpaid dividends (if any and to the extent not already paid under Clause 10.7(b)) or US$1.171296 plus all accrued but unpaid dividends (if any and to the extent not already paid under Clause 10.7(b)) or US$2.898162 plus all accrued but unpaid dividends (if any and to the extent not already paid under Clause 10.7(b)) (as applicable to such Preferred Share and each as adjusted for share splits, bonus issues, combinations, or other recapitalizations) divided by (y) the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable to such Preferred Share, then in effect after giving effect to any adjustments pursuant to Clause 10.11(d). Immediately upon conversion as provided in this Clause 10.11(b), the Company shall hold the Ordinary Shares issuable upon conversion in trust for each holder of Preferred Shares until the register of members is updated and such register shall be updated by the Company no later than three Business Days after conversion. Upon written notice from the Company, each holder of Preferred Shares so converted shall promptly surrender to the Company at its principal place of business to be maintained by it (or at such other office or agency of the Company as the Company may designate by such notice to the holders of Preferred Shares) certificates representing the shares so converted, whereupon, subject to such receipt, the Company shall issue the relevant number of Ordinary Shares and provide a copy of the updated register of members showing the relevant number of Ordinary Shares.

(c)	Termination of Rights; Conversion Mechanics and Reservation.

(i)	On the date of an optional conversion pursuant to Clause 10.11(a) or of an automatic conversion pursuant to Clause 10.11(b), all rights with respect to the Preferred Shares so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of Ordinary Shares into which such Preferred Shares have been converted and (ii) exercise the rights to which they are entitled as holders of Ordinary Shares.

(ii)	Conversion of the Preferred Shares under this Clause 10.11 shall be effected in such manner as the directors of the Company shall, subject to this Memorandum and the Companies Act, from time to time determine.

(iii)	The Company shall issue such Ordinary Shares and shall take all actions necessary so that the Ordinary Shares will be issued upon conversion of the Preferred Shares (which shall include the payment or provision of sufficient legally available funds and capitalization of any reserves or accounts in the appropriate share capital, share premium, contributed surplus, reserves, retained profits or other accounts to effect any such conversion).

(d)	Antidilution Adjustments. The Conversion Price, and the number and type of securities to be received upon conversion of Preferred Shares, shall be subject to adjustment as follows:

(i)	Dividend, Subdivision, Consolidation or Reclassification of Ordinary Shares. In the event that the Company shall at any time or from time to time, prior to conversion of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares (w) pay a dividend or make a distribution on the outstanding Ordinary Shares payable in Share Capital of the Company, (x) subdivide the outstanding Ordinary Shares into a larger number of shares, (y) consolidate the outstanding Ordinary Shares into a smaller number of shares or (z) issue any of its Share Capital in a reclassification of the Ordinary Shares (other than any such event for which an adjustment is made pursuant to another clause of this Clause 10.11(d) ), then, and in each such case, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the holder of any Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares thereafter surrendered for conversion shall be entitled to receive a number of Ordinary Shares or other securities of the Company that such holder would have owned, or would have been entitled to receive upon or by reason of any of the events described above, as the result of a conversion of such Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares immediately prior to the occurrence of such event or (if earlier) the applicable record date for the determination of holders of Ordinary Shares entitled to participate in such event. An adjustment made pursuant to this Clause 10.11(d)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Ordinary Shares entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii)	Issuance of Equity Securities below Conversion Price.

A.	If the Company shall at any time or from time to time prior to conversion of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, as applicable, issue or sell any Equity Securities at a price per Ordinary Share (the “New Issue Price”) that is less than the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price, as applicable, then in effect as of the record date or Issue Date (as defined below), as the case may be (the “Relevant Date”) (treating the price per Ordinary Share, in the case of the issuance of any Equity Securities, as equal to (x) the sum of the price for such Equity Securities plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Equity Securities divided by (y) the number of Ordinary Shares initially underlying such Equity Securities), other than (A) issuances or sales for which an adjustment is made pursuant to another clause of this Clause 10.11(d) and (B) issuances in connection with an Excluded Transaction, then, and in each such case, as applicable, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price, as applicable, then in effect shall be adjusted to equal the New Issue Price.

B.	Such adjustment shall be made whenever such Equity Securities are issued, and shall become effective retroactively (x) in the case of an issuance to the shareholders of the Company, as such, to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such Equity Securities and (y) in all other cases, on the date (the “Issue Date”) of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Clause 10.11(d)(ii) shall only be made upon the issuance of Equity Securities, and not upon the issuance of any security into which the Equity Securities convert, exchange or may be exercised.

C.	In case at any time any Equity Securities or any rights or options to purchase any Equity Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith. In case Equity Securities or any rights or options to purchase any Equity Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith.

(iii)	Certain Distributions. If the Company shall at any time or from time to time, prior to conversion of the Preferred Shares, distribute to all holders of Ordinary Shares (including any such distribution made in connection with a merger or consolidation in which the Company is the resulting or surviving Person and the Ordinary Shares are not changed or exchanged) cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer or other assets (excluding cash dividends in which holders of the Preferred Shares participate, in the manner provided in Clause 10.6, dividends payable in Ordinary Shares for which adjustment is made under another paragraph of this Clause 10.11(d) and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price then in effect shall be reduced (and any other appropriate actions shall be taken by the Company) by multiplying the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the Current Market Price of the Ordinary Shares immediately prior to the date of distribution less the then fair market value of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one Ordinary Share, and the denominator of which shall be the Current Market Price of the Ordinary Shares immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Company if the holder of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares will be entitled to receive such rights or warrants upon conversion at any time of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares into Ordinary Shares. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such distribution.

(iv)

Other Changes. If the Company at any time or from time to time, prior to the conversion of all Preferred Shares, shall take any action affecting its Ordinary Shares similar to or having an effect similar to any of the actions described in any of Clauses 10.11(d)(i), (ii) or (iii) above or Clause 10.11(g) below (but not including any action described in any such Clause) and the Majority Series B Holders request that the Board consider whether it would be equitable in the circumstances to adjust the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price

as a result of such action, then the Board shall in good faith determine whether it would be equitable to adjust the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price in such circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of Preferred Shares), and in each such case, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be adjusted in such manner and at such time if, and as, the Board so reasonably determines in accordance with applicable law and the principles of good faith and fairness.

(v)	No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Clause 10.11(d) need be made to the Series A Conversion Price or Series B Conversion Price (A) for issuances of Equity Securities in connection with an Excluded Transaction as stated in Clauses 10.11(d)(ii) and 10.11(d)(iii) or (B) if the Company receives written notice from the Majority Series B Holders that no such adjustment is required.

(vi)	Simultaneous Adjustment. To the extent that any event described under this Clause 10.11(d) prompts any adjustment to the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price, the adjustment to the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall occur simultaneously.

(e)	Abandonment. If the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be required by reason of the taking of such record.

(f)	Certificate as to Adjustments. Upon any adjustment in the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price, the Company shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to each registered holder of Preferred Shares a certificate, signed by (i) the Chief Executive Officer of the Company and (ii) the Chief Financial Officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(g)

Reorganization, Reclassification. In case of any merger or consolidation of the Company (other than a Sale Transaction) or any capital reorganization, reclassification or other change of outstanding Ordinary Shares (other than a change in par value (each, a “Transaction”), the Company shall execute and deliver to each holder of Preferred Share at least ten Business Days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Company and (ii) the Chief Financial Officer of the Company, stating that the holder of each Preferred Share shall have the right to receive in such Transaction, in exchange for each Preferred Share, a security identical to (and not less favorable than) the Preferred Shares, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Clause 10.11(g) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Clause 10.11. The provisions of this Clause 10.11(g) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

(h)	Notices. In case at any time or from time to time:

(i)	the Company shall declare a dividend (or any other distribution) on its Ordinary Shares;

(ii)	the Company shall authorize the granting to the holders of its Ordinary Shares rights or warrants to subscribe for or purchase Share Capital of any class or of any other rights or warrants;

(iii)	there shall be any Transaction; or

(iv)	there shall occur the IPO or a Sale Transaction;

then the Company shall mail to each holder of Preferred Shares at such holder’s address as it appears on the transfer books of the Company, as promptly as possible but in any event at least ten Business Days prior to the earliest applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Ordinary Shares of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction, IPO or Sale Transaction is expected to become effective and the date as of which it is expected that holders of Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for shares of stock or other securities or property or cash deliverable upon such Transaction, IPO or Sale Transaction. Notwithstanding the foregoing, in the case of any event to which Clause 10.11(g) above is applicable, the Company shall also deliver the certificate described in Clause 10.11(g) above to each holder of Preferred Shares at least ten Business Days prior to effecting such reorganization or reclassification as aforesaid.

(i)

No Conversion Tax or Charge. The issuance or delivery of certificates for Ordinary Shares upon the conversion of Preferred Shares shall be made without charge to the converting holder of Preferred Shares for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of applicable securities laws) in such names as may be directed by, the holders of the Preferred Shares converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Preferred Shares converted, and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

10.12	Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

11	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF ORDINARY SHARES

11.1	Each Ordinary Share in the Company confers upon the Shareholder:

(a)	the right to one vote at a meeting of the Shareholders of the Company or on any Resolution of Shareholders;

(b)	subject to Clause 10.7, the right to an equal share in any dividend paid by the Company; and

(c)	subject to Clause 10.8, the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

11.2	Subject to the provisions of this Memorandum, the Company may by Resolution of Directors redeem or purchase all or any of the Shares in the Company subject to Regulation 3 of the Articles.

12	VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 75 percent of the issued Shares in that class.

13	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

14	REGISTERED SHARES

14.1	The Company shall issue registered shares only.

14.2	The Company is not authorized to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

15	TRANSFER OF SHARES

15.1	No Shareholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on, any Shares or any right, title or interest therein or thereto (each, a “Transfer”), except as expressly permitted by this Clause 15. Any attempt to Transfer any Shares in violation of the preceding sentence shall be null and void ab initio, and the Company shall not register any such Transfer.

15.2	Notwithstanding any other provision of this Memorandum, no Transfer may be made pursuant to this Clause 15 unless (a) the transferee has agreed in writing to be bound by the terms and conditions of the Shareholders’ Agreement, (b) the Transfer complies in all respects with the other applicable provisions of this Memorandum and (c) the Transfer complies in all respects with applicable securities laws. If requested by the Company in its reasonable discretion, an opinion of counsel to such transferring Shareholder shall be supplied to the Company, at such transferring Shareholder’s expense, to the effect that such Transfer complies with applicable securities laws.

15.3	No Shareholder may effect any Transfer of any Shares to any Person who is at any time engaged in the PRC, whether directly or indirectly, in any business or affairs similar to or otherwise competitive with the Business.

15.4	Notwithstanding other provisions herein to the contrary, the following Transfers may be made without compliance with the provisions of Clause 15.5 or 15.6:

(a)	any sale of Shares on the public market in connection with or following an initial public offering of the Shares that has been duly approved by the Board (an “IPO”);

(b)	any Transfer by a Shareholder that is a natural person to a spouse, estate or trust for the purpose of tax planning, provided that such Shareholder is the sole trustee of such trust and all of the beneficial interests in such trust are held by such Shareholder; and

(c)	any Transfer of Shares by an employee of the Company to the Company upon termination of his or her employment with the Company.

15.5	If any Founder Shareholder proposes to Transfer any Shares, the holders of Preferred Shares shall have a right of first refusal (the “First Refusal Right”) with respect to such Transfer as provided in this Clause 15.5.

(a)

If a Founder Shareholder (the “Transferring Shareholder”) proposes to Transfer any Shares, the Transferring Shareholder shall send written notice (the “Transfer Notice”) to the holders of Preferred Shares (the “Offerees”), which notice shall state

(i) the name of the Transferring Shareholder, (ii) the number of Shares to be Transferred (the “Offered Shares”), (iii) the price that the Transferring Shareholder is prepared to accept for the Offered Shares (the “Offer Price”). In the event that the proposed consideration for the Transfer includes consideration other than cash, the Transfer Notice shall include a calculation of the fair market value of such consideration and an explanation of the basis of such calculation, (iv) the name and address of the proposed transferee (the “Transferee”), if an offer has been received and (v) the other terms and conditions of the proposed Transfer.

(b)	For a period of 30 days after delivery of a Transfer Notice (the “Offer Period”), the Offerees shall have the right, exercisable by each Offeree through the delivery of an Acceptance Notice as provided in Clause 15.5(c), to purchase in aggregate all, but not less than all, of the Offered Shares at a purchase price equal to the Offer Price per Share and upon the other terms and conditions set forth in the Transfer Notice. Each Offeree shall have the right to purchase a number of Offered Shares (such Offeree’s “First Refusal Allocation”) equal to the total number of Offered Shares multiplied by a fraction, the numerator of which is the number of Ordinary Shares held by such Offeree and the denominator of which is the total number of Ordinary Shares held by all Offerees, in each case on an as converted but otherwise non-diluted basis. In addition, in the event that one or more Offerees (“Non-Electing Offerees”) declines or is deemed pursuant to Clause 15.5(c) to have waived its First Refusal Right, each Offeree electing to exercise its First Refusal Right (an “Electing Offeree”) shall have the right as provided in Clause 15.5(d) to purchase all or a portion of the Offered Shares constituting the aggregate First Refusal Allocation of the Non-Electing Offerees (the “Excess Offered Shares”). An Offeree may assign to an Affiliate of such Offeree its right to acquire Offered Shares pursuant to this Clause 15.5.

(c)	The First Refusal Right of each Offeree under Clause 15.5 shall be exercisable by delivering written notice of exercise (an “Acceptance Notice”) within the Offer Period to the Transferring Shareholder, with a copy to each of the other Offerees. Each Acceptance Notice shall include a statement of (i) the number of Shares held by such Offeree on a non-diluted basis and (ii) the maximum number of Excess Offered Shares (up to the total number of Offered Shares less such Offeree’s First Refusal Allocation) that such Offeree is willing to purchase, if any. An Acceptance Notice shall be irrevocable and shall constitute a binding agreement by such Offeree to purchase the relevant number of Offered Shares determined in accordance with Clauses 15.5(b) and 15.5(d). The failure of an Offeree to give an Acceptance Notice within the Offer Period shall be deemed to be a waiver of such Offeree’s First Refusal Right.

(d)

Each Electing Offeree shall have the right to purchase the number of Excess Offered Shares specified in such Electing Offeree’s Acceptance Notice; provided that, if the number of Excess Offered Shares is less than the aggregate number of Excess Offered Shares that the Electing Offerees have indicated a willingness to purchase in their Acceptance Notices, the Excess Offered Shares shall be allocated as necessary such that each Electing Offeree shall have a right to purchase (i) not less than the total number of Excess Offered Shares multiplied by a fraction, the numerator of which is the number of Ordinary Shares held by such Electing Offeree and the denominator of which is the total number of Ordinary Shares held by all Electing Offerees, in each case on an as converted but otherwise non-diluted basis, and (ii) not more than the maximum number of Excess Offered Shares specified in such Electing Offeree’s Acceptance Notice.

(e)	Unless the Offerees elect in the aggregate to purchase all of the Offered Shares under Clause 15.5(a), the Transferring Shareholder may Transfer, subject to Clause 15.6, all of the Offered Shares to the Transferee on the terms and conditions set forth in the Transfer Notice; provided, however, that (i) such sale is bona fide, (ii) the price for the sale to the Transferee is a price not less than the Offer Price and the sale is otherwise on terms and conditions no less favorable to the Transferring Shareholder than those set forth in the Transfer Notice and (iii) the Transfer is made within three months after the giving of the Transfer Notice. If such a Transfer does not occur within such three month period for any reason, the restrictions provided for herein shall again become effective, and no Transfer of Shares may be made by the Transferring Shareholder thereafter without again making an offer to the holders of Preferred Shares in accordance with this Clause 15.5.

(f)	The closing of any purchase of Offered Shares by the Offerees shall be held at the principal office of the Company at 11:00 a.m. local time on the 30th day after the giving of the Transfer Notice or at such other time and place as the parties to the transaction may agree. The said 30-day period shall be extended for an additional period of up to 15 days if necessary to obtain any Regulatory Approvals required for such purchase and payment. At such closing, the Transferring Shareholder shall deliver certificates representing the Offered Shares, accompanied by duly executed instruments of transfer and the Transferring Shareholder’s portion of the requisite transfer taxes, if any. Such Offered Shares shall be free and clear of any Encumbrance (other than Encumbrances arising hereunder or attributable to actions by the Offerees), and the Transferring Shareholder shall so represent and warrant and shall further represent and warrant that it is the beneficial and record owner of such Offered Shares. Each Offeree purchasing Offered Shares shall deliver at such closing (or on such later date or dates as may be provided in the Transfer Notice with respect to payment of consideration by the proposed Transferee) payment in full of the Offer Price. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Offered Shares to the Offerees. Any stamp duty or transfer taxes or fees payable on the transfer of any Offered Shares shall be borne and paid equally by the Transferring Shareholder and the relevant Offeree.

15.6	(a)	If any Founder Shareholder shall propose to make a Transfer, the Transfer Notice delivered by such Transferring Shareholder pursuant to Clause 15.5 shall state (i) the number of Ordinary Shares the Transferring Shareholder then owns, on an as converted but otherwise non-diluted basis, (ii) the expected date of consummation of the proposed Transfer, (iii) a representation that the proposed Transferee has been informed of the Co-Sale Rights provided for in Clause 15.6 and has agreed to purchase all Shares required to be purchased in accordance with the terms of this Clause 15.6 and (iv) a representation that no consideration, tangible or intangible, is being provided to the Transferring Shareholder that is not reflected in the price to be paid to the holders of Preferred Shares exercising their Co-Sale Rights hereunder. Such Transfer Notice shall be accompanied by true and complete copies of all agreements between the Transferring Shareholder and the Transferee regarding the proposed Transfer.

(b)	In addition to its First Refusal Right, each Non-Electing Offeree who is a holder of the Preferred Shares shall have the right (the “Co-Sale Right”) but not the obligation to require the Transferee to purchase from such Non-Electing Offeree, for the same consideration per Ordinary Share and upon the same terms and conditions as to be paid and given to the Transferring Shareholder, up to a maximum of the number of Shares equal to the product of all Offered Shares multiplied by a fraction, the numerator of which is the number of Ordinary Shares owned by such Non-Electing Offeree and the denominator of which is the total number of Ordinary Shares held by the Transferring Shareholder and all such Non-Electing Offerees, in each case on an as converted but otherwise non-diluted basis.

(c)	Within 40 days after the delivery of the Transfer Notice, each Offeree that elects to exercise its Co-Sale Right shall deliver a written notice of such election to the Transferring Shareholder, specifying the number of Shares with respect to which it has elected to exercise its Co-Sale Right. Such notice shall be irrevocable and shall constitute a binding agreement by such Offeree to Transfer such Shares on the terms and conditions set forth in the Transfer Notice. In order to be entitled to exercise its Co-Sale Right, each electing Offeree must make substantially the same representations, warranties and indemnities as the Transferring Shareholder makes in connection with its Transfer of Shares; provided, however, that no Offeree exercising its Co-Sale Right shall be obligated to pay any amount with respect to any liabilities arising from the representations, and warranties severally made by the Shareholders in excess of such Offeree’s share of the total consideration paid by the Transferee.

(d)	Where any Offeree has properly elected to exercise its Co-Sale Right and the proposed Transferee fails to purchase the number of Shares from such Offeree that such Offeree is permitted to Transfer to the Transferee pursuant to Clause 15.6, the Transferring Shareholder shall not make the proposed Transfer, and if purported to be made, such Transfer shall be void.

15.7	The Transfer of Preferred Shares shall not be subject to the First Refusal Right and/or the Co-Sale Right, and such shares will be freely transferable subject only to Clauses 15.2 and 15.3.

15.8	The Transfer restrictions in this Memorandum shall not be capable of being avoided by the holding of Shares indirectly through a company or other entity that can itself be sold in order to dispose of an interest in Shares free of such restrictions. Any Transfer or other disposal of any shares (or other interest) resulting in any change in the control of a Shareholder or of any company (or other entity) having control over that Shareholder shall be treated as being a Transfer of the Shares held by that Shareholder, and the provisions of this Memorandum that apply in respect of the Transfer of Shares shall thereupon apply in respect of the Shares so held.

15.9	Notwithstanding anything to the contrary set forth herein, a Founder may not Transfer any of his Indirect Shares until the day immediately following the Company’s consummation of an IPO.

15.10	The provisions of Clauses 15.1 through 15.9 shall automatically terminate upon the earlier to occur of:

(a)	the consummation of an IPO; and

(b)	the sale of all or substantially all of the assets of the Company or the consolidation, merger or other business combination of the Company or into any other person pursuant to which the holders of the Company’s Equity Securities prior to such consolidation, merger or other business combination hold less than 50% of the voting power of the surviving or resulting entity.

15.11	Subject to this Clause 15 and Clause 16, the Company shall, on receipt of an instrument of transfer complying with Regulation 6.1 of the Articles, enter the name of the transferee of a Share in the register of members unless the Directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

15.12	The Directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

16	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

Subject to Clause 10 and Clause 12, the Company may amend this Memorandum or the Articles by special resolution.

17	PRIVATE COMPANY

17.1	The Company is a private company, and accordingly:

(a)	any invitation to the public to subscribe for any Shares or debentures of the Company is prohibited;

(b)

the number of the Shareholders of the Company (not including persons who are in the employment of the Company, and persons who, having been formerly in the employment of the Company, were, while in such employment, and have continued

after the determination of such employment to be, Shareholders) shall be limited to fifty PROVIDED that where two or more persons hold one or more Shares in the Company jointly they shall, for the purposes of this Clause 13, be treated as a single Shareholder;

(c)	the right to transfer the Shares of the Company shall be restricted in manner herein prescribed; and

(d)	the Company shall not have power to issue share warrants to bearer.

17.2	The Company may exercise the power contained in the Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction by Resolution of Shareholders or by a resolution passed unanimously by all Directors of the Company.

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FOURTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHINA SUNERGY CO., LTD.

(as adopted by special resolution passed on April     , 2007)

FOURTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

CHINA SUNERGY CO., LTD.

A COMPANY LIMITED BY SHARES

Table A

The regulations in Table A in the First Schedule to the Act do not apply to the Company.

1.	REGISTERED SHARES

1.1	Every Shareholder is entitled to a certificate signed by a Director or officer of the Company, or any other person authorized by Resolution of Directors, or under the Seal specifying the number of Shares held by him and the signature of the Director, officer or authorized person and the Seal may be facsimiles.

1.2	Any Shareholder receiving a certificate shall indemnify and hold the Company and its Directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

2.	SHARES

2.1	Subject to Regulation 2.2 below, Shares and other Securities may be issued at such times, to such Eligible Persons, for such consideration and on such terms as the Directors may by Resolution of Directors determine.

2.2	(a)	The Company shall not issue any securities (including, without limitation, any Equity Securities or any debt or other securities of any kind) of any type or class (the “New Securities”) to any Person (the “Proposed Recipient”) unless the Company has offered each Shareholder in accordance with the provisions of Regulation 2.2(b) the right to purchase such Shareholder’s Pro Rata Share of such issuance for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient; provided that the foregoing restriction shall not apply to:

(i)	any issuance of Shares upon the conversion of the Preferred Shares;

(ii)	issuance of Shares in an IPO;

(iii)	any Equity Securities issued in connection with any share split, share dividend, reclassification or other similar event in which all Shareholders are entitled to participate on a pro rata basis; and

(iv)	any Equity Securities issued pursuant to the acquisition of another Person by the Company by way of consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity;

(b)	Not less than 20 days before a proposed issuance of securities other than in connection with an issuance permitted under Regulation 2.2 (a “Proposed Issuance”), the Company shall deliver to each Shareholder written notice of the Proposed Issuance (the “First Participation Notice”) setting forth (i) the number, type and terms of the securities to be issued, (ii) the consideration to be received by the Company in connection with the Proposed Issuance and (iii) the identity of the Proposed Recipients.

(c)	Within 15 days after delivery of the notice referred to in Regulation 2.2(b), each Shareholder electing to exercise its rights under this Regulation 2.2 shall give written notice to the Company specifying the number of New Securities to be purchased by such Shareholder and the calculation by such Shareholder of its Pro Rata Share. Except as provided in the next succeeding sentence, failure by any Shareholder to give such notice within such 15 day period shall be deemed a waiver by such Shareholder of its rights under this Regulation 2.2 with respect to such Proposed Issuance.

(d)

If any Shareholder fails or declines to exercise its right under this Regulation 2.2, the Company shall promptly give notice (the “Second Participation Notice”) to the other Shareholders who exercised their rights in accordance with Regulation 2.2(c) above (each a “Right Participant”). Each Right Participant shall have five (5) business days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Shareholder will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Regulation 2.2(d) and the Company shall so notify the Right Participants within fifteen (15) business days following the date of the Second Participation Notice.

(e)	Upon the expiration of the Second Participation Period, or in the event no Shareholder exercises its rights under this Regulation 2.2 within ten (10) days following the issuance of the First Participation Notice, the Company shall have 120 days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Shareholders pursuant to this Regulation 2.2.

(f)	If any Shareholder fails to give the notice required under this Regulation 2.2 solely because of the Company’s failure to comply with the notice provisions of Regulation 2.2, then the Company shall not issue securities pursuant to this Regulation 2.2(b) and if purported to be issued, such issuance of securities shall be void.

2.3	INTENTIONALLY DELETED.

2.4	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	the determination of the Directors of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in the opinion of the Directors, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.5	The Company shall keep a register (the “register of members”) containing:

(a)	the names and addresses of the Eligible Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any Eligible Person ceased to be a Shareholder.

2.6	The register of members may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

2.7	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

3.	REDEMPTION OF SHARES

3.1	Subject to the Act and Clause 10 of the Memorandum, the Company may issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member.

3.2	The Company is hereby authorised to make payments in respect of the redemption of its shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Act.

3.3	Subject to the provisions of the Memorandum, the redemption price of a redeemable share, or the method of calculation thereof, shall be fixed by the Directors at or before the time of issue.

3.4	Every share certificate representing a redeemable share shall indicate that the share is redeemable.

3.5	In the case of shares redeemable at the option of a Shareholder a redemption notice, once served by a Shareholder may not be revoked without the agreement of the Directors.

3.6	At the time or in the circumstances specified for redemption the redeemed shares shall be canceled and shall cease to confer on the relevant Shareholder any right or privilege, without prejudice to the right to receive the redemption price, which price shall become payable so soon as it can with due despatch be calculated, but subject to surrender of the relevant share certificate for cancellation (and reissue in respect of any balance).

3.7	The redemption price may be paid in any manner authorised by the Memorandum and these Articles for the payment of dividends.

3.8	Subject to the provisions of the Memorandum, any delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

3.9	The Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Act (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of shares for this purpose).

3.10	Subject to the provisions of the Memorandum and these Articles, the Directors may determine, as they think fit all questions that may arise concerning the manner in which the redemption of the shares shall or may be effected.

3.11	No share may be redeemed unless it is fully paid-up.

3.12	Subject to Clause 7 of the Memorandum, the Board may exercise all the powers of the Company to purchase all or any part of its own shares in accordance with the Act. Shares purchased by the Company shall be cancelled and shall cease to confer any right or privilege on the Member from whom the shares are purchased.

4.	MORTGAGES AND CHARGES OF SHARES

4.1	Shareholders may mortgage or charge their Shares.

4.2	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee;

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

4.3	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorized to act on his behalf; or

(b)	upon evidence satisfactory to the Directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Directors shall consider necessary or desirable.

4.4	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase or redeem any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.

5.	FORFEITURE

5.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation.

5.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3	The written notice of call referred to in Regulation 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

5.4	Where a written notice of call has been issued pursuant to Regulation 5.3 and the requirements of the notice have not been complied with, the Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

5.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Regulation 5.4 and that Shareholder shall be discharged from any further obligation to the Company.

6.	TRANSFER OF SHARES

6.1	Subject to the Memorandum, Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

6.2	The transfer of a Share is effective when the name of the transferee is entered on the register of members.

6.3	If the Directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

6.4	Subject to the Memorandum, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

7.	POWER TO ALTER CAPITAL

7.1	Subject to the Act and to the Memorandum, the Company may from time to time by Resolution of Shareholders alter the conditions of the Memorandum to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

7.2	Subject to the Act and to the Memorandum, the Company may from time to time by Resolution of Shareholders alter the conditions of the Memorandum to:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum; or

(c)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

7.3	Subject to the Act and to the Memorandum, the Company may from time to time by special resolution reduce its share capital in any way.

8.	MEETINGS AND CONSENTS OF SHAREHOLDERS

8.1	Any Director of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the Cayman Islands as the Director considers necessary or desirable.

8.2	Upon the written request of Shareholders entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested the Directors shall convene a meeting of Shareholders.

8.3	The Director convening a meeting shall give not less than 7 days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)	the other Directors.

8.4	The Director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

8.5	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

8.6	The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Shareholder or another Director, or the fact that a Shareholder or another Director has not received notice, does not invalidate the meeting.

8.7	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

8.8	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

8.9	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

CHINA SUNERGY CO., LTD.

•

I/We being a Shareholder of the above Company HEREBY APPOINT                                  of                                  or failing him                                  of                                  to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the      day of             , 20     and at any adjournment thereof.

•	(Any restrictions on voting to be inserted here.)

•	Signed this day of , 20

•	Shareholder

8.10	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

8.11	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

8.12	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting; provided that (i) so long as there are Series A Preferred Shares in issue, a quorum shall include a holder of Series A Preferred Shares; (ii) so long as there are Series B Preferred Shares in issue, a quorum shall include a holder of Series B Preferred Shares, and (iii) so long as there are Series C Preferred Shares in issue, a quorum shall include a holder of Series C Preferred Shares. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

8.13	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting there are present within half an hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

8.14	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the Board. If at any meeting of Shareholders, not Director is willing to act as Chairman of the Board or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

8.15	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

8.16	At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

8.17	Subject to the specific provisions contained in this Regulation for the appointment of representatives of Eligible Persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the Eligible Person is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

8.18	Any Eligible Person other than an individual which is a Shareholder may by resolution of its Directors or other governing body authorize such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorized shall be entitled to exercise the same rights on behalf of the Shareholder which he represents as that Shareholder could exercise if it were an individual.

8.19	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Eligible Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Eligible Person shall be disregarded.

8.20	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

8.21	An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

9.	DIRECTORS

9.1	Subject to Clause 10 of the Memorandum, the Directors shall be elected by Resolution of Shareholders or by Resolution of Directors.

9.2	No person shall be appointed as a Director, or nominated as a reserve Director, of the Company unless he has consented in writing to be a Director or to be nominated as a reserve Director.

9.3	Subject to Regulation 9.1 and Clause 10 of the Memorandum, the number of Directors shall be ten.

9.4	Subject to Clause 10 of the Memorandum, each Director holds office for the term, if any, fixed by the Resolution of Shareholders or the Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a Director, the Director serves indefinitely until his earlier death, resignation or removal.

9.5	Subject to Clause 10 of the Memorandum, a Director may be removed from office,

(a)	with or without cause, by Resolution of Shareholders passed at a meeting of Shareholders called for the purposes of removing the Director or for purposes including the removal of the Director or by a written resolution passed by a least 75 percent of the Shareholders of the Company entitled to vote; or

(b)	with cause, by Resolution of Directors passed at a meeting of Directors called for the purpose of removing the Director or for purposes including the removal of the Director.

9.6	A Director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A Director shall resign forthwith as a Director if he is, or becomes, disqualified from acting as a Director under the Act.

9.7	Subject to Clause 10 of the Memorandum, the Directors may at any time appoint any person to be a Director either to fill a vacancy or as an addition to the existing Directors. Where the Directors appoint a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.

9.8	A vacancy in relation to Directors occurs if a Director dies or otherwise ceases to hold office prior to the expiration of his term of office.

9.9	Where the Company only has one Shareholder who is an individual and that Shareholder is also the sole Director of the Company, the sole Shareholder/Director may, by instrument in writing, nominate a person who is not disqualified from being a Director of the Company as a reserve Director of the Company to act in the place of the sole Director in the event of his death.

9.10	The nomination of a person as a reserve Director of the Company ceases to have effect if:

(a)	before the death of the sole Shareholder/Director who nominated him,

(i)	he resigns as reserve Director, or

(ii)	the sole Shareholder/Director revokes the nomination in writing; or

(b)	the sole Shareholder/Director who nominated him ceases to be able to be the sole Shareholder/Director of the Company for any reason other than his death.

9.11	The Company shall keep a register of Directors containing:

(a)	the names and addresses of the persons who are Directors of the Company or who have been nominated as reserve Directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a Director, or nominated as a reserve Director, of the Company;

(c)	the date on which each person named as a Director ceased to be a Director of the Company;

(d)	the date on which the nomination of any person nominated as a reserve Director ceased to have effect; and

(e)	such other information as may be prescribed by the Act.

9.12	The register of Directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of Directors.

9.13	The Directors may, by Resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

9.14	A Director is not required to hold a Share as a qualification to office.

10.	POWERS OF DIRECTORS

10.1

The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors of the Company. The Directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the Shareholders.

10.2	Each Director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, these Articles or the Act. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

10.3	If the Company is the wholly owned subsidiary of a holding company, a Director of the Company may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.4	Any Director which is a body corporate may appoint any individual as its duly authorized representative for the purpose of representing it at meetings of the Directors, with respect to the signing of consents or otherwise.

10.5	Subject to Clause 10 of the Memorandum, the continuing Directors may act notwithstanding any vacancy in their body.

10.6	Subject to the provisions of the Memorandum, the Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

10.7	All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10.8	INTENTIONALLY DELETED.

11.	PROCEEDINGS OF DIRECTORS

11.1	Meetings of the Directors shall be called in accordance with Clause 10 of the Memorandum.

11.2	The Directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the Cayman Islands as the Directors may determine to be necessary or desirable.

11.3

Subject to Clause 10 of the Memorandum a meeting of Directors held without the requisite notice set forth in Clause 10 of the Memorandum having been given to all Directors shall be valid if all the Observers and all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of an Observer or a Director at a meeting shall constitute waiver by that Observer or that Director, as the case may be. The inadvertent failure to give notice of a meeting to a Director or an Observer, or the fact that a Director or an Observer has not received the notice, does not invalidate the meeting.

11.4	A Director may by a written instrument appoint an alternate who need not be a Director and the alternate shall be entitled to attend meetings in the absence of the Director who appointed him and to vote in place of the Director until the appointment lapses or is terminated.

11.5	Subject to Clause 10 of the Memorandum, a meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not fewer than five Directors.

11.6	Subject to Clause 10 of the Memorandum, a meetings of Directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting.

11.7	An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing by all Directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.

12.	COMMITTEES

12.1	The Directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

12.2	The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)	to amend the Memorandum or these Articles;

(b)	to designate committees of Directors;

(c)	to delegate powers to a committee of Directors;

(d)	to appoint or remove Directors;

(e)	to change the registered office;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan; or

(h)	to make a determination that immediately after a proposed dividend out of the Company’s share premium account and the Company will be able to pay its debts as they fall due in the ordinary course of business.

12.3	Regulation 12.2(b) and (c) do not prevent a committee of Directors, where authorized by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

12.4	The meetings and proceedings of each committee of Directors consisting of two or more Directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

12.5	Where the Directors delegate their powers to a committee of Directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors of the Company under the Act.

13.	OFFICERS

13.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a president and one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

13.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of Directors and Shareholders, the president to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

13.3	The emoluments of all officers shall be fixed by Resolution of Directors.

13.4	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.5	The Directors may, by Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company.

13.6	The Resolution of Directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

13.7	The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

14.	CONFLICT OF INTERESTS

14.1	A Director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors of the Company.

14.2	For the purposes of Regulation 13.1, a disclosure to all other Directors to the effect that a Director is a member, Director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3	A Director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

15.	INDEMNIFICATION

15.1	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director of the Company; or

(b)	is or was, at the request of the Company, serving as a Director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

15.2	The indemnity in Regulation 15.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

15.3	For the purposes of Regulation 15.2, a Director acts in the best interests of the Company if he acts in the best interests of

(a)	the Company’s holding company; or

(b)	a Shareholder or Shareholders of the Company;

(c)	in either case, in the circumstances specified in Regulation 9.3 or the Act, as the case may be.

15.4	The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

15.5	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

15.6	Expenses, including legal fees, incurred by a Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the Director to repay the amount if it shall ultimately be determined that the Director is not entitled to be indemnified by the Company in accordance with Regulation 15.1.

15.7

Expenses, including legal fees, incurred by a former Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former Director to repay the amount if it shall ultimately be determined that the former Director is not entitled to be indemnified by the Company in accordance with Regulation 15.1 and upon such terms and conditions, if any, as the Company deems appropriate.

15.8	The indemnification and advancement of expenses provided by, or granted pursuant to, this Regulation is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested Directors or otherwise, both as acting in the person’s official capacity and as to acting in another capacity while serving as a Director of the Company.

15.9	If a person referred to in Regulation 15.1 has been successful in defence of any proceedings referred to in Regulation 15.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

15.10	The Company may purchase and maintain insurance in relation to any person who is or was a Director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a Director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

16.	RECORDS

16.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and these Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of Directors, or a copy of the register of Directors; and

(d)	copies of all notices and other documents filed by the Company with the Cayman Islands Registrar of Companies in the previous 10 years.

16.2	Until the Directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of Directors at the registered office.

16.3	If the Company maintains only a copy of the register of members or a copy of the register of Directors at the registered office, it shall:

(a)	within 15 days of any change in either register, notify the registered office in writing of the change; and

(b)	provide the registered office with a written record of the physical address of the place or places at which the original register of members or the original register of Directors is kept.

16.4	The Company shall keep the following records at its registered office or at such other place or places, within or outside the Cayman Islands, as the Directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders;

(b)	minutes of meetings and Resolutions of Directors and committees of Directors; and

(c)	an impression of the Seal.

16.5	Where any original records referred to in this Regulation are maintained other than at the registered office of the Company, and the place at which the original records is changed, the Company shall provide the registered office with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.6	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records.

17.	REGISTER OF CHARGES

The Company shall maintain at the registered office a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to Bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

18.	SEAL

The Company shall have a Seal and may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Director or other person so authorized from time to time by Resolution of Directors. Such authorization may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any Director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

19.	DIVIDENDS

19.1	The Board may, subject to the provision of the Memorandum and these Articles and any direction of the Company in general meeting, declare a dividend to be paid to the Shareholders, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

19.2	Subject to the provisions of the Memorandum, dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Act.

19.3	Subject to the provisions of the Memorandum, with the sanction of an ordinary resolution of the Company, the Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the foregoing generally, the Directors may fix the value of such specific assets, may determine that cash payments shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

19.4	Subject to the provisions of the Memorandum, the Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

19.5	Subject to the provisions of the Memorandum, the Board may declare and make such other distributions (in cash or in specie) to the Shareholders as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

19.6	The Board may fix any date as the record date for determining the Shareholders entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

20.	POWER TO SET ASIDE PROFITS

20.1	The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.

20.2	Subject to the provisions of the Memorandum and any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Act in regard to the Company’s share premium account.

21.	METHOD OF PAYMENT

21.1	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Shareholders at such Shareholder’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

21.2	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

21.3	The Board may deduct from the dividends or distributions payable to any Shareholder all monies due from such Shareholder to the Company on account of calls or otherwise.

22.	CAPITALISATION

22.1	The Board may, subject to the provisions of the Memorandum, resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Shareholders.

22.2	The Board may, subject to the provisions of the Memorandum, resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

23.	ACCOUNTS AND AUDIT

23.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

23.2	The Company may by Resolution of Shareholders call for the Directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

23.3	The Company may by Resolution of Shareholders call for the accounts to be examined by the Auditors.

23.4	Subject to Clause 10 of the Memorandum, the Auditors shall be appointed by Resolution of Directors; subsequent Auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

23.5	The Auditors may be Shareholders, but no Director or other officer shall be eligible to be an Auditor of the Company during their continuance in office.

23.6	The remuneration of the Auditors of the Company may be fixed by Resolution of Directors.

23.7	The Auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

23.8	The report of the Auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

23.9	Every Auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

23.10	The Auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

24.	NOTICES

24.1	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the register of members.

24.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

24.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

25.	VOLUNTARY LIQUIDATION

25.1	Subject to the provisions of the Memorandum, the Company may by special resolution appoint a voluntary liquidator.

26.	CONTINUATION

26.1	Subject to the provisions of the Memorandum, the Company may by Resolution of Shareholders or by a resolution passed unanimously by all Directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

27.	INTERPRETATION

27.1	Capitalized words used but not otherwise defined herein shall have the meanings attributed to them in the Memorandum of Association.